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                                                                      EXHIBIT 2

                          SECURITIES PURCHASE AGREEMENT

      This Securities Purchase Agreement (this "Agreement"), dated as of December 3, 2002, is entered into by and between Primesoft LLC, a wholly owned subsidiary of Goldstone Technologies Ltd, a Delaware corporation ("Purchaser"), and The Travelers Indemnity Company, a Connecticut corporation ("Seller").


                                    RECITALS

      Upon the terms set forth in this Agreement, Seller desires to sell and Purchaser desires to purchase the following securities (collectively, the "Securities") issued by Enherent Corp., a Delaware corporation (the "Company"):
2,750,000 shares of Series A Senior Participating Convertible Preferred Stock, par value $.001 per share (the "Shares"), and warrants (the "Warrants") to purchase 1,875,000 shares of the Company's common stock.

      The Seller acquired the Securities from the Company in April 2000 in a transaction that was not registered under the Securities Act of 1933 (the "Securities Act").

                                    AGREEMENT

      On the basis of the foregoing and the mutual promises contained herein, the parties agree as follows:

      1.    PURCHASE AND SALE OF SECURITIES

      1.1 PURCHASE. Upon the terms and subject to the conditions of this Agreement, on the Closing Date described below, (i) Seller shall sell, assign, convey, transfer and deliver to Purchaser or its designee the Securities, free and clear of any pledge, security interest, lien, charge, option, encumbrance or other third party claim (collectively, "Liens"), and shall deliver to Purchaser the certificates representing the Securities and (ii) Purchaser shall pay to Seller the aggregate cash consideration of $310,000.00 by wire transfer of immediately available funds. The parties agree that $1,000.00 of the purchase price shall be allocated to the Warrants, and the balance shall be allocated to the Shares.

      1.2 CLOSING. A closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place by Friday, December 6, 2002 (the "Closing Date"). All deliveries to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such deliveries have been completed.

2.    REPRESENTATIONS AND WARRANTIES

      2.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows:

      (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Connecticut and has the requisite corporate power and authority to sell, assign, convey, transfer and deliver the Securities and to enter into this Agreement and perform its obligations hereunder.

      (b) The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary actions. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has good and valid title to the Securities, free and clear of all


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Liens; and upon delivery of and payment for the Securities in accordance with
Section 1.1 hereof, good and valid title to the Securities will pass to the Purchaser free and clear of all Liens.

      (c) There is no legal impediment to Seller's consummation of the transactions contemplated by this Agreement, and no filing or registration with, or authorization, consent or approval of any domestic or foreign public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

      2.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

      (a) Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, hold and purchase the Securities and to enter into this Agreement and perform its obligations hereunder.

      (b) The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary actions. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

      (c) There is no legal impediment to Purchaser's consummation of the transactions contemplated by this Agreement, and no filing or registration with, or authorization, consent or approval of any domestic or foreign public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

      (d) Purchaser is a sophisticated investor, capable of understanding the risks of investing in the Securities, and has made such investigation of the Company and the terms of the Securities as it deemed appropriate, without reliance on any information provided by Seller. Purchaser is acquiring the Securities as principal for its own account, and not with a view to any distribution that would violate the Securities Act or other applicable laws. Purchaser understands that the certificates representing the Securities bear legends indicating that the Securities have been issued in transactions that have not been registered under the Securities Act.

      2.3 FINDER'S AND BROKER'S FEES. Seller and Purchaser each represent and warrant to the other that there are no claims on each other (or any basis therefore) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by the party making such representation and warranty.

      2.4 NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. Neither Purchaser nor Seller has made or is making any additional representations, warranties or agreements, express or implied, relating to the Securities or the transactions contemplated by this Agreement, except as explicitly set forth in this Agreement.

      3.    MISCELLANEOUS

      3.1 FURTHER ASSURANCES. Each party hereby covenants and agrees to and with the other to execute and deliver such additional instruments and to take such additional reasonable action as the other party may reasonably request to more effectively transfer the Securities to Purchaser and to complete the transactions contemplated by this Agreement.

      3.2 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

      3.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.


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      3.4   EXPENSES.  Each of the Seller and the Purchaser shall bear its own expenses in connection with the transactions contemplated hereby.

      3.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of its choice of law and conflicts of law rules.


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      IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement as of the date first written above.

PURCHASER:                                SELLER:


By____________/s/_______________          By_____________/s/_____________


R. Vasudeva Rao___________________        Alexander Grutman_____________
Goldstone Technologies, Ltd.              Managing Director
Primesoft Inc.,
3rd Dec, 2002


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